Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q4 and Year-End 2025 Results

New York, NY – March 16, 2026 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the “Company” or “Silvercrest”) today reported the results of its operations for the quarter and year ended December 31, 2025.

Business Update

Discretionary assets under management (“AUM”), which primarily drives the firm’s revenue, decreased 1.2% during the fourth quarter, from $24.3 billion to $24.0 billion. For the year 2025, total discretionary AUM increased by 3%, from $23.3 billion to $24.0 billion, aided by supportive markets and organic net new client accounts.

Silvercrest added $124.5 million in organic new client accounts during the fourth quarter, bringing full year 2025 organic new client account flows to $688.3 million. For the full year, organic new client acquisition registered one of the strongest levels over the past several years, underscoring receptivity to our investment capabilities and momentum across our marketing efforts.

Total AUM decreased 1.6% during the fourth quarter to $37.0 billion. It increased 2% year over year from $36.5 billion with no revenue effect. As discussed in prior quarters, non-discretionary AUM are associated with only approximately 4% of total revenue, mostly comprising fixed fee reporting and family-office services. These assets have more than doubled over the past few years, which artificially lowers the apparent average basis points we receive for advising on AUM. As previously announced, we will adjust how the firm reports non-discretionary AUM in a future quarter. This adjustment will substantially lower our non-discretionary AUM on a one-time basis without revenue effect, providing investors with a clearer picture of the AUM and economics that drive our business.

As we emphasized throughout 2025, and conveyed in 2024, Silvercrest has embarked on significant strategic investments to promote growth opportunities across multiple fronts. As it takes time for those investments—primarily in intellectual capital and head count—to bear fruit, our earnings and Adjusted EBITDA1 are substantially lower than the steady-state business and reflect our concerted effort to invest capital to support long-term strategic priorities.

We continued to execute on these priorities in the fourth quarter and across the full year. Our strategic initiatives highlight Silvercrest in both the institutional and wealth markets, and we have made meaningful progress on several key fronts:

Our new business pipeline remains particularly robust with regards to our Global and International Equity strategies, bolstered by outstanding performance. The firm continues to generate strong interest from institutional consultants and allocators globally. Our recent ranking of #6 in Nasdaq eVestment’s Q4 2025 Brand Awareness Rankings among consultants in the mid-sized firm peer universe reflects the growing recognition of Silvercrest’s institutional capabilities. We have reorganized our international business development effort, and now have professionals in London and Australia.

We are nearly complete with our creating an Australian investment trust and a UCITS vehicle in Europe. We expect regulatory approval to do business in Europe through our new Dublin office to be completed within the second quarter.

The firm also continues to invest in talent across the organization to drive new growth and successfully transition the business toward the next generation, further strengthening our investment leadership bench. These investments in people are central to our long-term competitive positioning.

Also as previously discussed, Silvercrest will continue to adjust our interim compensation ratio to match important investments in the business as long as we have compelling opportunities to organically grow the firm and build our return on invested capital. With significant initiatives for marketing and distribution in Europe, Oceania, and Asia, as well as in U.S.-based personnel, our compensation ratio remained elevated during the fourth quarter and for the full year 2025. We expect the compensation ratio to remain elevated over the foreseeable future as these investments mature and begin to contribute to revenue growth.

For the full year 2025, total compensation and benefits expense was $83.9 million, representing 67.0% of revenue, compared to $76.7 million, or 62.0% of revenue, for 2024.

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

We previously announced a new share repurchase program of $25.0 million on May 23, 2025. As of the end of 2025, we almost completed that program and have repurchased approximately a total of $50.4 million worth of shares. Our strong balance sheet supports ongoing capital returns, our substantial dividend, as well as our growth initiatives. Silvercrest also previously received shareholder approval to increase the number of shares issuable under our equity incentive plan, and we expect to begin rewarding shares to further motivate our professionals during this growth phase.

Fourth Quarter 2025 Highlights

•
Total AUM of $37.0 billion, inclusive of discretionary AUM of $24.0 billion and non-discretionary AUM of $13.0 billion, at December 31, 2025.
•
Revenue of $32.0 million.
•
U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net loss and net loss attributable to Silvercrest of $0.1 million.
•
Basic and diluted net loss per share of $0.01.
•
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)1 of $2.9 million.
•
Adjusted net income1 of $2.3 million.
•
Adjusted basic and diluted earnings per share1,2 of $0.19 and $0.18, respectively.

The table below presents a comparison of certain GAAP and non-GAAP (“Adjusted”) financial measures and AUM.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands except as indicated)	2025	2024	2025	2024
Revenue	$31,959	$31,962	$125,319	$123,651
(Loss) income before other income (expense), net	$(884)	$1,957	$9,325	$17,627
Net (loss) income	$(107)	$2,684	$8,059	$15,709
Net (loss) income margin	(0.3)%	8.4%	6.4%	12.7%
Net (loss) income attributable to Silvercrest	$(120)	$1,618	$4,885	$9,535
Net (loss) income per basic share	$(0.01)	$0.17	$0.56	$1.00
Net (loss) income per diluted share	$(0.01)	$0.17	$0.56	$1.00
Adjusted EBITDA[1]	$2,858	$5,070	$19,619	$26,101
Adjusted EBITDA Margin[1]	8.9%	15.9%	15.7%	21.1%
Adjusted net income[1]	$2,287	$2,861	$11,844	$15,782
Adjusted basic earnings per share[1,2]	$0.19	$0.21	$1.00	$1.15
Adjusted diluted earnings per share[1,2]	$0.18	$0.20	$0.91	$1.10
Assets under management at period end (billions)	$37.0	$36.5	$37.0	$36.5
Average assets under management (billions)[3]	$37.3	$35.0	$36.8	$34.9
Discretionary assets under management (billions)	$24.0	$23.3	$24.0	$23.3

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 3 and 4.
[2]

Adjusted basic and diluted earnings per share measures for the three and twelve months ended December 31, 2025 are based on the number of shares of Class A common stock and Class B common stock outstanding as of December 31, 2025. Adjusted diluted earnings per share are further based on the addition of unvested restricted stock units and non-qualified stock options to the extent dilutive at the end of the reporting period.

[3]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.

AUM at $37.0 Billion

Silvercrest’s discretionary AUM increased by $0.7 billion, or 3.0%, to $24.0 billion at December 31, 2025, from $23.3 billion at December 31, 2024. Silvercrest’s total AUM increased by $0.5 billion, or 1.4%, to $37.0 billion at December 31, 2025, from $36.5 billion at December 31, 2024. The increase in total AUM was attributable to market appreciation of $2.1 billion, partially offset by net client outflows of $1.6 billion.

Silvercrest’s discretionary assets under management decreased by $0.3 billion, or 1.2%, to $24.0 billion at December 31, 2025, from $24.3 billion at September 30, 2025. The decrease was attributable to net client outflows of $0.7 billion partially offset by market appreciation of $0.4 billion. Silvercrest’s total AUM decreased by $0.6 billion, or 1.6%, to $37.0 billion at December 31, 2025, from $37.6 billion at September 30, 2025. The decrease was attributable to net client outflows of $0.8 billion partially offset by market appreciation of $0.2 billion.

Fourth Quarter 2025 vs. Fourth Quarter 2024

Revenue remained flat at $32.0 million for the three months ended December 31, 2025 and 2024.

Total expenses increased by $2.8 million, or 9.5%, to $32.8 million for the three months ended December 31, 2025, from $30.0 million for the three months ended December 31, 2024. Compensation and benefits expense increased by $2.6 million, or 12.1%, to $24.5 million for the three months ended December 31, 2025, from $21.9 million for the three months ended December 31, 2024. The increase was primarily attributable to increases in salaries and benefits of $0.7 million primarily as a result of merit-based increases and newly-hired staff and in the accrual for bonuses of $1.9 million. General and administrative expenses increased by $0.2 million, or 2.4%, to $8.3 million for the three months ended December 31, 2025, from $8.1 million for the three months ended December 31, 2024. This was primarily attributable to increases in professional fees of $1.1 million, sub-advisory costs and referral fees of $0.1 million, travel and entertainment of $0.1 million and bad debt expense of $1.0 million to adjust our reserve, partially offset by decreases in depreciation and amortization of $1.8 million, charitable donations of $0.1 million and portfolio and systems costs of $0.3 million.

Consolidated net loss was $0.1 million, or 0.3% of revenue, for the three months ended December 31, 2025, as compared to consolidated net income of $2.7 million, or 8.4% of revenue, for the same period in the prior year. Net loss attributable to Silvercrest was $0.1 million, or $0.01 per basic and diluted share, for the three months ended December 31, 2025. Our adjusted net income1 was $2.3 million, or $0.19 and $0.18 per adjusted basic and diluted share2, respectively, for the three months ended December 31, 2025.

Adjusted EBITDA1 was $2.9 million, or 8.9% of revenue, for the three months ended December 31, 2025, as compared to $5.1 million, or 15.9% of revenue, for the same period in the prior year.

Year Ended December 31, 2025 vs. Year Ended December 31, 2024

Revenue increased by $1.7 million, or 1.3%, to $125.3 million for the year ended December 31, 2025, from $123.7 million for the year ended December 31, 2024. This increase was driven by market appreciation in discretionary assets under management partially offset by net client outflows.

Total expenses increased by $10.0 million, or 9.4%, to $116.0 million for the year ended December 31, 2025, from $106.0 million for the year ended December 31, 2024. Compensation and benefits expense increased by $7.3 million, or 9.5%, to $83.9 million for the year ended December 31, 2025, from $76.7 million for the year ended December 31, 2024. The increase was primarily attributable to an increase in salaries and benefits expense of $4.2 million primarily as a result of merit-based increases and newly-hired staff and an increase in the accrual for bonuses of $3.2 million, partially offset by a decrease in equity based compensation expense of $0.1 million. General and administrative expenses increased by $2.7 million, or 9.2%, to $32.1 million for the year ended December 31, 2025, from $29.4 million for the year ended December 31, 2024. The increase was primarily attributable to increases in professional fees of $2.5 million, bad debt expense of $1.0 million to adjust our reserve, travel and entertainment expenses of $0.5 million, occupancy and related costs of $0.3 million, administrative services of $0.1 million, marketing expenses of $0.1 million, recruiting expenses of $0.1 million and sub-advisory and referral fees of $0.1 million, partially offset by decreases in depreciation and amortization of $1.7 million and trade errors of $0.3 million.

Consolidated net income was $8.1 million, or 6.4% of revenue, for the year ended December 31, 2025, as compared to consolidated net income of $15.7 million, or 12.7% of revenue, for the same period in the prior year. Net income attributable to Silvercrest was $4.9 million, or $0.56 per basic and diluted share, for the year ended December 31, 2025. Our adjusted net income1 was $11.8 million, or $1.00 per adjusted basic share and $0.91 per adjusted diluted share,2 for the year ended December 31, 2025.

Adjusted EBITDA1 was $19.6 million, or 15.7% of revenue, for the year ended December 31, 2025, as compared to $26.1 million, or 21.1% of revenue, for the same period in the prior year.

Liquidity and Capital Resources

Cash and cash equivalents were $44.1 million at December 31, 2025, compared to $68.6 million at December 31, 2024. As of December 31, 2025, there was $4.0 million outstanding under our term loan and nothing outstanding under our revolving credit facility with City National Bank.

Silvercrest Asset Management Group Inc.’s total equity was $50.3 million at December 31, 2025. We had 7,782,884 shares of Class A common stock outstanding and 4,119,699 shares of Class B common stock outstanding at December 31, 2025.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share, which are non-GAAP financial measures of earnings. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•
EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•
We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. We believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company, taking into account earnings attributable to both Class A and Class B stockholders.
•
Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. We believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA Margin, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring profitability of the Company, taking into account profitability attributable to both Class A and Class B stockholders.
•
Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our partners, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses. Furthermore, Adjusted Net Income includes income tax expense assuming a blended corporate rate of 26%. We believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Net Income, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring income of the Company, taking into account income attributable to both Class A and Class B stockholders.
•
Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested restricted stock units and non-qualified stock options to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on March 17, 2026, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President, and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-844-836-8743 or for international listeners the call may be accessed by dialing 1-412-317-5723. A live, listen-only webcast will also be available via the investor relations section of www.silvercrestgroup.com. An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements

This release contains, and from time to time our management may make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include, but are not limited to: incurrence of net losses; fluctuations in quarterly and annual results; adverse economic or market conditions; our expectations with respect to future levels of assets under management, inflows and outflows; our ability to retain clients; our ability to maintain our fee structure; our particular choices with regard to investment strategies employed; our ability to hire and retain qualified investment professionals; the cost of complying with current and future regulation coupled with the cost of defending ourselves from related investigations or litigation; failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct; our expected tax rate; our expectations with respect to deferred tax assets, adverse economic or market conditions; incurrence of net losses; adverse effects of management focusing on implementation of a growth strategy; failure to develop and maintain the Silvercrest brand; and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024, which is accessible on the U.S. Securities and Exchange Commission’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia, New Jersey, California and Wisconsin, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	Year Ended December 31,
	2025	2024
	(Unaudited)
Revenue
Management and advisory fees	$120,552	$119,316
Family office services	4,767	4,335
Total revenue	125,319	123,651
Expenses
Compensation and benefits	83,945	76,663
General and administrative	32,049	29,361
Total expenses	115,994	106,024
Income before other (expense) income, net	9,325	17,627
Other (expense) income, net
Other (expense) income, net	222	203
Interest income	775	1,432
Interest expense	(141)	(144)
Equity income from investments	866	1,154
Total other (expense) income, net	1,722	2,645
Income before provision for income taxes	11,047	20,272
Provision for income taxes	(2,988)	(4,563)
Net income	8,059	15,709
Less: net income attributable to non-controlling interests	(3,174)	(6,174)
Net income attributable to Silvercrest	$4,885	$9,535
Net income per share:
Basic	$0.56	$1.00
Diluted	$0.56	$1.00
Weighted average shares outstanding:
Basic	8,755,491	9,495,375
Diluted	8,792,647	9,532,525

Exhibit 2

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	For the Three Months Ended December 31,
	2025	2024
	(Unaudited)
Revenue
Management and advisory fees	$30,702	$30,871
Family office services	1,257	1,091
Total revenue	31,959	31,962
Expenses
Compensation and benefits	24,545	21,903
General and administrative	8,298	8,102
Total expenses	32,843	30,005
(Loss) income before other income (expense), net	(884)	1,957
Other income (expense), net
Other income (expense), net	167	178
Interest income	191	422
Interest expense	(96)	(49)
Equity income from investments	878	1,154
Total other income (expense), net	1,140	1,705
Income before provision for income taxes	256	3,662
Provision for income taxes	(363)	(978)
Net (loss) income	(107)	2,684
Less: net income attributable to non-controlling interests	(13)	(1,066)
Net (loss) income attributable to Silvercrest	$(120)	$1,618
Net (loss) income per share:
Basic	$(0.01)	$0.17
Diluted	$(0.01)	$0.17
Weighted average shares outstanding:
Basic	8,023,086	9,450,344
Diluted	8,023,086	9,487,453

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Reconciliation of non-GAAP financial measure:
Net (loss) income	$(107)	$2,684	$8,059	$15,709
Provision for income taxes	363	978	2,988	4,563
Delaware Franchise Tax	50	50	200	200
Interest expense	96	49	141	144
Interest income	(191)	(422)	(775)	(1,432)
Depreciation and amortization	(755)	1,035	2,421	4,146
Equity-based compensation	618	542	1,826	1,916
Other adjustments (A)	2,784	154	4,759	855
Adjusted EBITDA	$2,858	$5,070	$19,619	$26,101
Adjusted EBITDA Margin	8.9%	15.9%	15.7%	21.1%
(A)
Other adjustments consist of the following:

	Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Severance	$99	$140	$153	$393
Other (a)	2,685	14	4,606	462
Total other adjustments	$2,784	$154	$4,759	$855

(a)
For the three months ended December 31, 2025, represents an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives, legal fees of $201 related to our application for licensure in the European Union (the “EU”), recruiting fees of $16 related to our EU initiative, rent expense of $24, Tax Receivable Agreement adjustment of ($98) and the accrual for an earnout bonus of $2,494. For the year ended December 31, 2025, represents an ASC 842 rent adjustment of $192 related to the amortization of property lease incentives, legal fees of $355 related to our application for licensure in the EU, Tax Receivable Agreement adjustment of ($98), recruiting fees of $16 related to our EU initiative, legal and other professional fees of $90 related to other international initiatives, sign-on bonuses paid to certain employees of $67, rent expense of $60 and the accrual for an earnout bonus of $3,924. For the three months ended December 31, 2024, represents a Tax Receivable Agreement adjustment of ($78), an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives, software implementation costs of $4, professional fees related to a transfer pricing project of $27 and data conversion costs of $13. For the year ended December 31, 2024, represents a fair value adjustment to the Neosho contingent purchase price consideration of $12, an ASC 842 rent adjustment of $192 related to the amortization of property lease incentives, a Tax Receivable Agreement adjustment of ($78), sign on bonuses paid to certain employees of $188, professional fees of $53 related to a transfer pricing project, legal fees of $46, data conversion costs of $27 and software implementation costs of $22.

Exhibit 4

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Reconciliation of non-GAAP financial measure:
Net (loss) income	$(107)	$2,684	$8,059	$15,709
Consolidated GAAP Provision for income taxes	363	978	2,988	4,563
Delaware Franchise Tax	50	50	200	200
Other adjustments (A)	2,784	154	4,759	855
Adjusted earnings before provision for income taxes	3,090	3,866	16,006	21,327
Adjusted provision for income taxes:
Adjusted provision for income taxes (26% assumed tax rate)	(803)	(1,005)	(4,162)	(5,545)

Adjusted net income	$2,287	$2,861	$11,844	$15,782

GAAP net (loss) income per share (B):
Basic	$(0.01)	$0.17	$0.56	$1.00
Diluted	$(0.01)	$0.17	$0.56	$1.00

Adjusted earnings per share/unit (B):
Basic	$0.19	$0.21	$1.00	$1.15
Diluted	$0.18	$0.20	$0.91	$1.10

Shares/units outstanding:
Basic Class A shares outstanding	7,783	9,376	7,783	9,376
Basic Class B shares/units outstanding	4,120	4,373	4,120	4,373
Total basic shares/units outstanding	11,903	13,750	11,903	13,750

Diluted Class A shares outstanding (C)	7,830	9,413	7,830	9,413
Diluted Class B shares/units outstanding (D)	5,133	4,945	5,133	4,945
Total diluted shares/units outstanding	12,963	14,358	12,963	14,358
(A)
See A in Exhibit 2.
(B)
GAAP earnings per share is strictly attributable to Class A stockholders. Adjusted earnings per share takes into account earnings attributable to both Class A and Class B stockholders.
(C)
Includes 46,556 and 37,109 unvested restricted stock units at December 31, 2025 and 2024, respectively.
(D)
Includes 137,765 and 205,079 unvested restricted stock units at December 31, 2025 and 2024, respectively, and 875,774 and 366,293 unvested non-qualified options at December 31, 2025 and 2024, respectively.

Exhibit 5

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Financial Condition
(Unaudited and in thousands)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$44,069	$68,611
Investments	1,030	1,354
Receivables, net	11,788	12,225
Due from Silvercrest Funds	326	945
Furniture, equipment and leasehold improvements, net	7,715	7,387
Goodwill	63,675	63,675
Operating lease assets	17,376	16,032
Finance lease assets	322	254
Intangible assets, net	14,451	16,644
Deferred tax asset	1,494	4,220
Prepaid expenses and other assets	4,361	3,085
Total assets	$166,607	$194,432
Liabilities and Equity
Accounts payable and accrued expenses	$4,282	$1,953
Accrued compensation	43,421	39,865
Borrowings under credit facility	4,023	—
Operating lease liabilities	19,625	22,270
Finance lease liabilities	330	262
Deferred tax and other liabilities	10,042	10,389
Total liabilities	81,723	74,739
Commitments and Contingencies (Note 10)
Equity
Preferred Stock, par value $0.01, 10,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, par value $0.01, 50,000,000 shares authorized; 10,838,804 and 7,782,884 issued and outstanding, respectively, as of December 31, 2025; 10,450,559 and 9,376,280 issued and outstanding, respectively, as of December 31, 2024	108	104
Class B Common Stock, par value $0.01, 25,000,000 shares authorized; 4,119,699 and 4,373,315 issued and outstanding as of December 31, 2025 and 2024, respectively	40	42
Additional Paid-In Capital	58,875	56,369
Treasury stock, at cost, 3,055,920 and 1,074,279 shares as of December 31, 2025 and 2024, respectively	(50,426)	(19,728)
Accumulated other comprehensive income (loss)	(67)	(43)
Retained earnings	41,744	43,953
Total Silvercrest Asset Management Group Inc.’s equity	50,274	80,697
Non-controlling interests	34,610	38,996
Total equity	84,884	119,693
Total liabilities and equity	$166,607	$194,432

Exhibit 6

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended December 31,		% Change from December 31,
	2025	2024	2024
Beginning assets under management	$37.6	$35.1	7.1%

Gross client inflows	1.4	2.2	-36.4%
Gross client outflows	(2.2)	(1.3)	69.2%
Net client flows	(0.8)	0.9	-188.9%

Market appreciation	0.2	0.5	-60.0%
Ending assets under management	$37.0	$36.5	1.4%

	Year Ended December 31,		% Change from December 31,
	2025	2024	2024
Beginning assets under management	$36.5	$33.3	9.6%

Gross client inflows	4.6	5.1	-9.8%
Gross client outflows	(6.2)	(5.7)	8.8%
Net client flows	(1.6)	(0.6)	166.7%

Market appreciation	2.1	3.8	-44.7%
Ending assets under management	$37.0	$36.5	1.4%

Exhibit 7

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended December 31,		% Change from December 31,
	2025	2024	2024
Beginning assets under management	$24.3	$22.6	7.5%

Gross client inflows	1.1	1.8	-38.9%
Gross client outflows	(1.8)	(0.9)	100.0%
Net client flows	(0.7)	0.9	-177.8%

Market appreciation (depreciation)	0.4	(0.2)	-300.0%
Ending assets under management	$24.0	$23.3	3.0%

	Twelve Months Ended December 31,		% Change from December 31,
	2025	2024	2024
Beginning assets under management	$23.3	$21.9	6.4%

Gross client inflows	3.2	3.9	-17.9%
Gross client outflows	(4.5)	(4.6)	-2.2%
Net client flows	(1.3)	(0.7)	85.7%

Market appreciation	2.0	2.1	-4.8%
Ending assets under management	$24.0	$23.3	3.0%

Exhibit 8

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended December 31,		% Change from December 31,
	2025	2024	2024
Beginning assets under management	$13.3	$12.5	6.4%

Gross client inflows	0.3	0.4	-25.0%
Gross client outflows	(0.4)	(0.4)	0.0%
Net client flows	(0.1)	—	0.0%

Market (depreciation) appreciation	(0.2)	0.7	-128.6%
Ending assets under management	$13.0	$13.2	-1.5%

	Twelve Months Ended December 31,		% Change from December 31,
	2025	2024	2024
Beginning assets under management	$13.2	$11.4	15.8%

Gross client inflows	1.4	1.2	16.7%
Gross client outflows	(1.7)	(1.1)	54.5%
Net client flows	(0.3)	0.1	-400.0%

Market appreciation	0.1	1.7	-94.1%
Ending assets under management	$13.0	$13.2	-1.5%

Exhibit 9

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended December 31,
	2025	2024
Total AUM as of September 30,	$37.601	$35.088
Discretionary AUM:
Total Discretionary AUM as of September 30,	$24.350	$22.639
New client accounts/assets (1)	0.124	1.370
Closed accounts (2)	(0.246)	(0.011)
Net cash inflow/(outflow) (3)	(0.598)	(0.458)
Non-discretionary to Discretionary AUM (4)	0.006	(0.012)
Market appreciation	0.346	(0.209)
Change to Discretionary AUM	(0.368)	0.680
Total Discretionary AUM at December 31,	23.982	23.319
Change to Non-Discretionary AUM (5)	(0.189)	0.687
Total AUM as of December 31,	$37.044	$36.455

	Twelve Months Ended December 31,
	2025	2024
Total AUM as of January 1,	$36.455	$33.281
Discretionary AUM:
Total Discretionary AUM as of January 1,	$23.319	$21.885
New client accounts/assets (1)	0.688	1.549
Closed accounts (2)	(0.403)	(0.527)
Net cash inflow/(outflow) (3)	(1.543)	(1.714)
Non-discretionary to Discretionary AUM (4)	(0.012)	(0.018)
Market (depreciation)/appreciation	1.933	2.144
Change to Discretionary AUM	0.663	1.434
Total Discretionary AUM at December 31,	23.982	23.319
Change to Non-Discretionary AUM (5)	(0.074)	1.740
Total AUM as of December 31,	$37.044	$36.455
(1)
Represents new account flows from both new and existing client relationships.
(2)
Represents closed accounts of existing client relationships and those that terminated.
(3)
Represents periodic cash flows related to existing accounts.
(4)
Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM.
(5)
Represents the net change to Non-Discretionary AUM.

Exhibit 10

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of December 31, 2025

(Unaudited)

PROPRIETARY EQUITY PERFORMANCE [1,2]	ANNUALIZED PERFORMANCE
	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	8.3	12.5	10.6	13.0	9.6
Russell 1000 Value Index		15.9	13.9	11.3	12.1	8.2

Small Cap Value Composite	4/1/02	-4.0	6.9	6.5	9.1	9.7
Russell 2000 Value Index		12.6	11.7	8.9	10.1	8.1

Smid Cap Value Composite	10/1/05	1.1	8.6	7.1	9.2	9.1
Russell 2500 Value Index		12.7	13.2	10.0	11.1	8.1

Multi Cap Value Composite	7/1/02	8.8	12.4	9.2	11.5	9.7
Russell 3000 Value Index		15.7	13.8	11.2	12.0	8.7

Equity Income Composite	12/1/03	11.1	9.5	9.3	9.8	10.8
Russell 3000 Value Index		15.7	13.8	11.2	12.0	8.8

Focused Value Composite	9/1/04	13.9	11.5	7.4	9.0	9.6
Russell 3000 Value Index		15.7	13.8	11.2	12.0	8.7

Global Value Opportunity Composite	1/1/20	38.1	20.5	14.8	—	13.2
MSCI ACWI Value - Net Index		22.0	14.7	10.8	—	8.9

Small Cap Opportunity Composite	7/1/04	-1.5	10.2	5.6	10.8	10.4
Russell 2000 Index		12.8	13.7	6.1	10.6	8.4

Small Cap Growth Composite	7/1/04	14.0	11.7	4.7	13.1	10.8
Russell 2000 Growth Index		13.0	15.6	3.2	10.6	8.7

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 largest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.